                                                            Exhibit 12

                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 Quarter Ended
                                                                   March 31,
 In Millions of Dollars                                        2001           2000
 Fixed Charges:
   Interest expense                                      $       107    $        86
   Interest capitalized                                            6              4
   One-third of rents*                                            16             17

   Total Fixed Charges                                   $       129    $       107

 Earnings:
   Income before income taxes
     and minority interests                              $       670    $       581

   Fixed charges per above                                       129            107
   Less: interest capitalized                                     (6)            (4)
                                                                 123            103

   Amortization of interest capitalized                            5              4

   Total Earnings                                        $       798    $       688

 Ratio of Earnings to Fixed Charges                             6.19           6.43



* Reasonable approximation of the interest factor.